EXHIBIT 15.1

November 5, 2018

The Shareholders and Board of Directors of

Crawford & Company

We are aware of the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Crawford & Company U.K. Sharesave Scheme, as amended, of our reports dated May 7, 2018, August 6, 2018, and November 5, 2018 relating to the unaudited condensed consolidated interim financial statements of Crawford & Company that are included in its Forms 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018.

/s/ Ernst & Young LLP

Atlanta, Georgia